Exhibit 3.1
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUPER LEAGUE GAMING, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Super League Gaming, Inc. (“Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this Corporation is Super League Gaming, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on October 1, 2014 under the name Nth Games, Inc.

2. The Corporation’s Board of Directors and holders of a majority of the Corporation’s voting stock previously adopted resolutions to amend and restate the Certificate of Incorporation of this Corporation on October 7, 2016, which amended and restated Certificate of Incorporation was filed with the State of Delaware on the same date.

3. That the Board of Directors duly adopted resolutions on August 15, 2018 proposing to again amend and restate the Certificate of Incorporation of this Corporation, declaring this Second Amended and Restated Certificate of Incorporation to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed Second Amended and Restated Certificate of Incorporation is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:

FIRST. The name of this corporation is Super League Gaming, Inc. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH. The total number of shares which the Corporation shall have authority to issue is one hundred and ten million (110,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, par value $0.001 per share (“Common Stock”), and ten million (10,000,000) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”). The Board of Directors of the Corporation may divide the Preferred Stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of the adopting resolutions) may also increase or decrease the number of shares of Preferred Stock initially fixed for any series, but no decrease may reduce the number below the shares of Preferred Stock then outstanding and duly reserved for issuance.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the Corporation.

A. COMMON STOCK

1. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

2. Dividends.

2.1 Dividends Generally. Any dividends declared or paid in any fiscal year shall be declared or paid among the holders of the Common Stock then outstanding, pro rata and pari passu based on the number of shares held by each such holder. The right to receive dividends on shares of Common Stock shall not be cumulative.

2.2 Non-Cash Distributions. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3. Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its holders of Common Stock shall be distributed among the holders of shares of Common Stock, pro rata and pari passu based on the number of shares held by each such holder.

FIFTH: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of capital stock permitted under the Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under the Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

* * * * *

4. That this Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

5. That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on November 19, 2018.

By:
/s/ Ann Hand
Ann Hand
Chief Executive Officer